UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  September 14, 2017

vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37524 (Commission File No.)	47-3916571 (IRS Employer Identification No.)

4170 Mendenhall Oaks Pkwy High Point, NC 27265 (Address of principal executive offices)

(336) 841-0300

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☑

Item 8.01 Other Events

On September 14, 2017, vTv Therapeutics Inc. (the “Company”) received written notice (the “Letter”) from the Listing Qualifications department (the “Staff”) of the NASDAQ Stock Market LLC (“NASDAQ”) notifying the Company that the Staff has determined that for 10 consecutive business days, the market value of the Company’s listed securities, as defined by NASDAQ for companies listed on the NASDAQ Global Market, has been above $50 million. Accordingly, the Company has regained compliance with the requirement of NASDAQ Rule 5450(b)(2)(A). The Letter also stated that the matter related to NASDAQ Rule 5450(b)(2)(A), previously disclosed by the Company in its Current Report on Form 8-K filed June 30, 2017, has been closed.

In addition to the 9,693,254 shares of the Company’s Class A common stock (“Class A Common Stock”) outstanding, which are deemed by NASDAQ to be the Company’s “Listed Securities” for purposes of Rule 5450(b)(2)(A), the Company also has 23,119,246 shares of its Class B common stock (“Class B Common Stock”) outstanding, which shares may be exchanged at any time by holders of Class B Common Stock, together with nonvoting common units of vTv Therapeutics LLC (“vTv LLC Units”), for shares of Class A Common Stock pursuant to the terms of the exchange agreement entered into at the time of the Company’s initial public offering.  Based on the closing trading price of the Class A Common Stock on September 14, 2017 the Company’s total market capitalization is $176.2 million, giving effect to the full exchange of Class B Common Stock and vTv LLC Units for shares of Class A Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Rudy C. Howard
Name:	Rudy C. Howard
Title:	Chief Financial Officer

Dated: September 18, 2017